EXECUTION COPY EMPLOYMENT AGREEMENT This Employment Agreement (“Agreement”) is made as of the last date set forth on the signature page hereof (the “Effective Date”), by and between Warner Bros. Entertainment, Inc. (“Company”), a wholly-owned subsidiary of Warner Bros. Discovery, Inc. (“WBD”), and Bruce Campbell (“Executive”). For the purposes of this Agreement, “Affiliate” means any entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Company (for the foregoing purposes, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or other interests, by contract or otherwise). W I T N E S S E T H: WHEREAS, Executive currently serves as the Chief Revenue and Strategy Officer of WBD pursuant to that certain Employment Agreement between the Executive and the Company, dated as of July 9, 2022 (as amended from time to time, the “Prior Employment Agreement”); WHEREAS, WBD has announced plans to effectuate a separation of its Global Networks division from its Streaming & Studios division through a spin-off (the “Spinoff”) of the Streaming & Studios division as a standalone public company (“Streaming & Studios Co” and together with the Company, “Streaming & Studios”); WHEREAS, in connection with the Spinoff, if consummated, Company desires to have access to Executive’s services as Chief Operating Officer (“COO”) of Streaming & Studios, and Executive is willing to provide such services, on the terms and conditions set forth herein; WHEREAS, this Agreement shall become effective upon, and is contingent on the consummation of, the Spinoff and if the Spinoff is not consummated on or prior to December 31, 2026, this Agreement shall be null and void and of no force and effect; WHEREAS, prior to the Spinoff, Executive’s employment with WBD shall continue to be governed by the terms and conditions of the Prior Employment Agreement; and WHEREAS, upon the effectiveness of this Agreement, the Prior Employment Agreement shall be superseded in its entirety by this Agreement. NOW, THEREFORE, as a condition to and in consideration of the mutual promises and covenants set forth in this Agreement, Company hereby offers Executive and Executive hereby accepts employment upon the terms and conditions set forth herein:

2 I. DUTIES, ACCEPTANCE, LOCATION A. Effective upon the consummation of the Spinoff (the “Spinoff Effective Date”), so long as Executive is continuing to serve as an officer and employee of WBD, Company shall employ Executive to render exclusive and full-time services as the COO of Streaming & Studios, on the terms and conditions set forth herein. Executive’s duties shall be consistent with his title and as otherwise reasonably directed by Company, also consistent with his title. Executive’s primary work location shall be Streaming & Studios’ offices in New York City, but Executive shall make himself available for travel to other locations as business needs reasonably require. B. Subject to Section IV(D)(1) hereof, if Streaming & Studios deems it necessary, Streaming & Studios reserves the right to change the location where Executive works, and the individual and/or position to whom/which Executive reports; provided that Executive shall not report to a position at a level lower than Chief Executive Officer of Streaming & Studios. C. Upon the effectiveness of this Agreement, Executive hereby accepts such future employment and agrees to render the services described above. Throughout his employment with Streaming & Studios, Executive agrees to serve Streaming & Studios faithfully and to the best of his ability, and to devote his full business time and energy to perform the duties arising under this Agreement in a professional manner that does not discredit, but furthers the interests of Streaming & Studios. II. TERM OF EMPLOYMENT A. Subject to Sections I and IV, Executive’s term of employment under this Agreement shall begin on the Spinoff Effective Date and end on December 31, 2030 (the “End Date”) (“Term of Employment”); provided that the commencement of Executive’s employment hereunder shall be subject to the consummation of the Spinoff and if the Spinoff Effective Date does not occur on or prior to December 31, 2026, this Agreement shall be null and void and of no force or effect. B. Streaming & Studios shall have the option to enter negotiations with Executive to renew this Agreement with Executive for an additional term ending following the End Date. If Streaming &

3 Studios wishes to exercise its option to enter negotiations with Executive to renew this Agreement, it shall give Executive written notice of its intent to enter such negotiations to renew no later than one hundred twenty (120) days prior to the end of the Term of Employment. Executive and Streaming & Studios agree then to negotiate with each other exclusively and in good faith until the end of the Term of Employment. The Term of Employment may not, however, be extended unless by mutual written agreement of Streaming & Studios and Executive as to all of the material terms and conditions of the extension. In the event the parties do not enter into an agreement to extend the Term of Employment for an additional term, this Agreement shall expire and the Term of Employment shall end on the End Date. III. COMPENSATION A. Base Salary. Streaming & Studios shall pay Executive an annual base salary (the “Base Salary”) of Two Million Three Hundred Thousand Dollars ($2,300,000), effective as of the Spinoff Effective Date. The Base Salary shall, with respect to each year during the Term of Employment, be paid over the course of twelve (12) months in increments paid on regular Streaming & Studios paydays, less such sums as law requires Streaming & Studios to deduct or withhold. Executive’s Base Salary shall be reviewed for increase and decided in accordance with Streaming & Studios’ standard practices and procedures as generally applied to similarly situated senior executives of Streaming & Studios (“Senior Executives”). The Chief Executive Officer of Streaming & Studios shall not be considered a Senior Executive. Any increase in Base Salary under this Section III(A) shall be treated as Base Salary for purposes of this Agreement. B. Bonus/Incentive Payment. In addition to the Base Salary paid to Executive pursuant to Section III(A), effective as of the Spinoff Effective Date, Executive shall be eligible to participate in Streaming & Studios’ then-effective annual incentive compensation plan (the “Annual Plan”) with an annual incentive payment target of Two Hundred Percent (200%) of Base Salary (the “Target”). The actual amount of the incentive payment payable to Executive as an “Annual Bonus” shall be determined and paid dependent upon the achievement of performance objectives established in accordance with the Annual Plan (e.g., subject to reduction for Streaming & Studios/division under-

4 performance and increase for Streaming & Studios/division over- performance). The Annual Bonus shall be paid in accordance with the Annual Plan and at the time Streaming & Studios customarily pays bonuses. In the calendar year in which the Spinoff Effective Date occurs (the “Spinoff Year”), Executive’s target bonus for the Spinoff Year shall be calculated on a prorated basis as the sum of (i) Executive’s target bonus as in effect at the beginning of the Spinoff Year based on the target bonus set forth in the Prior Employment Agreement and subject to the achievement in the period from January 1 of such Spinoff Year through the Spinoff Effective Date of the applicable performance objectives established for such year under WBD’s annual incentive plan, pro-rated for the portion of the Spinoff Year occurring prior to the Spinoff Effective Date and (ii) Executive’s Annual Bonus on and after the Spinoff Effective Date based on the Target set forth in this Agreement and subject to the achievement of the applicable performance objectives established under the Annual Plan for such year, pro-rated for the portion of the Spinoff Year following the Spinoff Effective Date. For the avoidance of doubt, any Annual Bonus calculated in accordance with the immediately preceding sentence shall be paid at the time prescribed for bonuses in the Spinoff Year under the Annual Plan. C. Benefits/Vacation. During the Term of Employment, Executive shall be entitled to participate in and receive benefits under Streaming & Studios’ employee benefit plans, programs and arrangements which Executive is eligible for participation in (and, for those plans which require a voluntary election, Executive elects to participate in). In addition, Executive shall be entitled to vacation days pursuant to Streaming & Studios’ vacation policy, provided that Executive shall be eligible to receive no less than twenty (20) vacation days per full year. D. Annual Equity Program. So long as the Term of Employment has not terminated and provided that neither Executive nor Streaming & Studios has given notice of intent to terminate employment, except as expressly provided in the next sentence, for each calendar year ending during the Term of Employment and following the Spinoff Effective Date, Executive shall receive an annual equity award under the Streaming & Studios’ then-effective equity incentive plan or a successor plan (the “Stock Plan”) during the normal annual grant cycle in accordance with Streaming &

5 Studios’ then-standard practices and procedures for awards to Senior Executives (the “Annual Equity Grant”) at an annual target value of (i) Eleven Million Six Hundred Thousand Dollars ($11,600,000) in the first calendar year in which Executive receives an Annual Equity Grant and (ii) Ten Million Six Hundred Thousand Dollars ($10,600,000) per year in each subsequent calendar year during the Term of Employment. Notwithstanding the immediately preceding sentence, if in the Spinoff Year, the Spinoff Effective Date occurs after Executive has already received an annual equity grant under the Amended and Restated Warner Bros. Discovery, Inc. Stock Incentive Plan (the “WBD Plan”) for such year, then the Executive shall not be entitled to the Annual Equity Grant under the Stock Plan for such year. The value of any Annual Equity Grant shall be comprised of equity instruments in the form determined by the compensation committee of the Board of Directors of Streaming & Studios (the “Compensation Committee”). The terms and conditions, including vesting schedules, and calculation of number of units shall be based on Streaming & Studios’ standard practices and procedures for awards to Senior Executives, as determined by the Compensation Committee. In the award agreements granting any Annual Equity Grant, Streaming & Studios hereby agrees to provide that if a “Change in Control” (as defined in the Stock Plan) occurs before such equity award has vested, then to the extent that (i) Streaming & Studios terminates Executive’s employment other than for Cause or (ii) Executive resigns for Good Reason, in either case, within twelve (12) months after the Change in Control (a “Qualifying CIC Termination”), the vesting of the equity award shall fully accelerate upon such Qualifying CIC Termination, with any equity award subject to performance-based vesting criteria deemed to have vested at the performance level determined by the Compensation Committee at or prior to such Change in Control (the “Qualifying CIC Termination Equity Treatment”). Any accelerated vesting as described in the preceding sentence shall occur only if and to the extent permitted under Section 409A of the Code and the regulations thereunder. E. Expenses. Streaming & Studios shall reimburse Executive for business, travel and entertainment expenses reasonably and actually incurred during the performance of Executive’s duties pursuant to this Agreement to the extent such reimbursement is sought in accordance with Streaming & Studios’ business, travel, and entertainment policies and procedures.

6 F. Travel. Executive will be entitled to business travel benefits and opportunities under Streaming & Studios’ travel policies. G. Indemnification; Director and Officer Liability Insurance. Streaming & Studios agrees to indemnify, defend, protect and hold Executive harmless, to the maximum extent permitted by applicable law, including, without limitation, from and against any and all losses, claims, damages, demands, deficiencies, threats, liabilities, obligations, costs and expenses, including, without limitation, judgments, amounts paid in settlement or otherwise, and the reasonable fees and disbursements of counsel and other professionals, experts and advisors (collectively, “Losses”) arising out of or relating to any civil, administrative, regulatory or criminal action, governmental investigation, inquiry, arbitration or other proceeding or claim of any kind, or any threat thereof, whether or not matured or inchoate, known or unknown, suspected or unsuspected, vested or contingent, formal or informal, or arising from past, present or future activities (a “Proceeding”) incurred or suffered by or imposed upon Executive in connection with or related to the performance by Executive of any of his duties or responsibilities pursuant to and in compliance with this Agreement, regardless whether Executive is an employee of Streaming & Studios at the time of the Proceeding or when the Loss is incurred. In the event of any claim or service of process upon Executive involving the indemnification herein, Executive shall promptly notify Streaming & Studios of the claim. Streaming & Studios will promptly adjust, settle, defend or otherwise dispose of such claim in its sole discretion and at its sole cost. Streaming & Studios will promptly reimburse Executive for all Losses as they are incurred by Executive and in advance of the final disposition of any Proceeding upon Executive’s written demand in connection with investigating, preparing or defending any such Proceeding, provided however, that Executive hereby agrees to repay to Streaming & Studios any and all expense reimbursement and/or advancement, but only to the extent it is determined by final adjudication from which there is no further right of appeal that the Losses relating to such Proceeding, for which expenses were reimbursed or advanced, were the result of Executive `s acts or failure to act which were in bad faith or with criminal intent. In furtherance of the foregoing, Executive shall be eligible for and entitled to insurance coverage under Streaming & Studios’ director and officer liability insurance and employment practices liability insurance policies in accordance with those policies and in

7 amounts similar to coverage afforded other Senior Executives for activities on behalf of Streaming & Studios or any of its Affiliates. Nothing herein shall limit Executive’s eligibility for indemnification in accordance with Streaming & Studios’ corporate governance requirements. IV. TERMINATION OF EMPLOYMENT A. Death. If Executive should die during the Term of Employment, the Term of Employment shall automatically terminate. No further amounts or benefits shall be payable except earned but unpaid Base Salary, accrued but unused vacation, unreimbursed business expenses, and those benefits that may vest in accordance with the controlling documents for other relevant Streaming & Studios benefit programs, which shall be paid in accordance with the terms of this Agreement and such other Streaming & Studios benefit programs, including the terms governing the time and manner of payment (the “Accrued Benefits”). Streaming & Studios also shall pay to Executive’s estate a prorated portion of Executive’s annual bonus Target for the calendar year of Executive’s death based on the amount of time Executive was employed during that calendar year (and subject to achievement of any applicable performance metrics), payable at the time annual bonuses are ordinarily paid to Senior Executives, but in no event shall it be paid later than March 15th of the year following the calendar year of Executive’s death. Executive’s then-outstanding equity awards under the Stock Plan shall be treated in accordance with the applicable plan documents and implementing award agreements. Notwithstanding the foregoing, any equity awards granted under the WBD Plan prior to the Spinoff Effective Date shall be treated in accordance with the WBD Plan and the implementing award agreements. B. Inability To Perform Duties. If, during the Term of Employment, Executive should become physically or mentally disabled, such that he is unable to perform his duties under Sections I (A) and (C) hereof for (i) a period of six (6) consecutive months or (ii) for shorter periods that add up to six (6) months in any eight (8)-month period, by written notice to Executive given while Executive remains disabled and within sixty (60) days following satisfaction of the criteria set forth in clause (i) or (ii), Streaming & Studios may terminate the Term of Employment. Notwithstanding the foregoing, the Term of Employment shall terminate upon Executive incurring a “separation from service” under the medical

8 leave rules of Code Section 409A (as defined in Section VIII(J)). In such case, no further amounts or benefits shall be payable to Executive, except that Executive shall (i) receive the Accrued Benefits, (ii) receive a prorated portion of Executive’s annual bonus at Target for the calendar year of Executive’s separation of service based on the amount of time Executive was employed during that calendar year (and subject to achievement of any applicable performance metrics), payable at the time annual bonuses are ordinarily paid to Senior Executives, but in no event shall it be paid later than March 15th of the year following the calendar year of Executive’s separation from service, and (iii) be eligible to elect to (x) receive continued coverage under Streaming & Studios’ relevant medical or disability plans to the extent permitted by, and under the terms of, such plans and to the extent such benefits continue to be provided to other former Senior Executives generally or (y) receive COBRA continuation of the group health benefits previously provided to Executive and his dependents (provided Executive timely elects such COBRA coverage) in which case Streaming & Studios shall pay the premiums for such COBRA coverage up to the maximum applicable COBRA period, provided that if Streaming & Studios determines that the provision of continued group health coverage at Streaming & Studios’ expense may result in Federal taxation of the benefit provided thereunder to Executive (e.g., because such benefits are provided on a self-insured basis by Streaming & Studios), then Executive shall be obligated to pay the full monthly premium for such coverage and, in such event, Streaming & Studios shall pay Executive, in monthly installments, an amount equivalent to the monthly premium for COBRA coverage for the remaining balance of the maximum applicable COBRA period (provided, that Streaming & Studios shall cease to pay such COBRA premiums at such time that Executive obtains new employment and is eligible for health insurance benefits from a new employer). Executive’s then-outstanding equity awards under the Stock Plan shall be treated in accordance with the applicable plan documents and implementing award agreements. Notwithstanding the foregoing, any equity awards granted under the WBD Plan prior to the Spinoff Effective Date shall be treated in accordance with the WBD Plan and the implementing award agreements. C. Termination For Cause.

9 1. Streaming & Studios may, subject to Section IV(C)(2), terminate the Term of Employment for Cause by written notice. “Cause” shall mean: (i) the conviction of, or nolo contendere or guilty plea, to a felony (whether any right to appeal has been or may be exercised); (ii) conduct constituting embezzlement, misappropriation or fraud, whether or not related to Executive’s employment with Streaming & Studios; (iii) conduct constituting a financial crime, material act of dishonesty or conduct in material violation of Streaming & Studios’ Code of Ethics or other Streaming & Studios written policies; (iv) improper conduct substantially prejudicial to Streaming & Studios’ business (whether financial or otherwise); (v) willful unauthorized disclosure or use of Streaming & Studios confidential information; (vi) material improper destruction of Streaming & Studios property; or (vii) willful misconduct in connection with the performance of Executive’s duties. 2. In the event that Executive materially neglects his duties under Section I(A) or Section I(C) hereof or engages in other conduct that constitutes a breach by Executive of this Agreement, including any conduct constituting Cause (collectively, “Breach”), Streaming & Studios shall so notify Executive in writing. Other than a Breach that is not susceptible to cure, Executive shall be afforded a one-time- only opportunity to cure the noted Breach within ten (10) days from receipt of such notice. If no cure is achieved within this time, or if Executive engages in the same Breach a second time after once having been given the opportunity to cure, Streaming & Studios may terminate the Term of Employment by written notice to Executive. 3. Any termination of the Term of Employment pursuant to Sections IV(C)(1) or Section IV(C)(2) hereof shall be considered a termination of Executive’s employment for “Cause” and upon such termination, Executive shall only be entitled to receive any amounts or benefits hereunder that have been earned or vested at the time of such termination in accordance with the terms of the applicable governing Streaming & Studios plan(s) (including the provisions of such plan(s) governing the time and manner of payment), and/or as may be required by law. “Cause” as

10 used in any such Streaming & Studios plan shall be deemed to mean solely the commission of acts described in Section IV(C)(1) or Section IV(C)(2) hereof (after giving effect to the cure opportunity described in Section IV(C)(2)). D. Termination Of Employment By Executive for Good Reason/Termination of Employment by Streaming & Studios Not For Cause. 1. Streaming & Studios may terminate the Term of Employment not for Cause (as defined above), and Executive may terminate the Term of Employment for “Good Reason” as defined herein. “Good Reason” for purposes of this Agreement shall only mean the occurrence of any of the following events without Executive’s consent: (a) a material reduction in Executive’s duties or responsibilities as identified in Section I(A), (b) Streaming & Studios’ material change in the location of the Streaming & Studios office where Executive works (i.e., relocation to a location outside the New York, NY metropolitan area); or (c) a material breach of this Agreement by Streaming & Studios; including a change in the position to which Executive reports as set forth in Section I(B); provided however, that Executive must provide Streaming & Studios with written notice of the existence of the reduction, change or breach constituting Good Reason within sixty (60) days of any such event having occurred, and allow Streaming & Studios thirty (30) days to cure the same. If Streaming & Studios so cures the reduction, change or breach, Executive shall have no basis for terminating the Term of Employment for Good Reason with respect to such cured reduction, change or breach. Executive must terminate his employment in writing within five (5) days following the expiration of Streaming & Studios’ cure period for the termination to be on account of Good Reason or such right shall be deemed waived. 2. (i) If Streaming & Studios terminates the Term of Employment not for Cause, (ii) or if Executive terminates the Term of Employment for Good Reason, then Streaming & Studios shall pay Executive the Accrued Benefits. In addition, Streaming & Studios shall make the following payments (collectively, the “Severance Payment”):

11 (a) Commencing on the Release Effective Date (as defined below), Streaming & Studios shall pay Executive his Base Salary for the period beginning on Executive’s termination date through the period which is the longest of (i) the balance of the Term of Employment up to a maximum of twenty-four (24) months, (ii) twelve (12) months, and (iii) the number of weeks of severance to which Executive would have been entitled had Streaming &Studios’ then- current redundancy severance plan applied to Executive’s termination, except that the first installment payment shall include any installments that would have been payable between the date of termination and the Release Effective Date had the release requirement under Section (IV)(F) hereof been satisfied on the date of termination (the “Base Salary Continuation”). For the avoidance of doubt, in no event shall the Base Salary Continuation period be longer than twenty-four (24) months. In the event the Base Salary Continuation period is calculated under Section 2(a)(ii) or 2(a)(iii) of this paragraph and Streaming & Studios relieves Executive of all of Executive’s work responsibilities for some period of time prior to the effective date of Executive’s termination of employment, this period of “garden leave” shall be offset against the number of weeks of Base Salary Continuation. Notwithstanding the foregoing, the period of garden leave may in no event exceed thirteen (13) weeks. Except as provided in this Section IV(D)(2) with respect to the first installment payment, the Base Salary Continuation shall be paid in substantially equal increments on regular Streaming & Studios paydays, less required deductions and withholdings, until the balance is paid in full. (b) Notwithstanding anything in Streaming & Studios’ then-effective annual incentive compensation plan to the contrary, Executive shall be paid a prorated portion of Executive’s annual bonus at Target for the calendar year of Executive’s termination based on the amount of time Executive was employed during that calendar year (and subject to adjustment based on achievement of any applicable performance metrics), payable at the time annual bonuses are ordinarily paid to Senior Executives, but in no event shall it be paid later than March 15th of the year

12 following the calendar year of Executive’s termination. In addition, Executive shall be paid an amount constituting the bonus/incentive payment portion of the Severance Payment equal to the product of (x) Executive’s bonus at Target under Section III(B) and (y) a fraction , the numerator of which is the number of days in the Base Salary Continuation period and the denominator of which is 365. For each bonus/incentive compensation plan year during the Base Salary Continuation period, the applicable bonus/incentive payment portions of the Severance Payment for such year shall be paid to Executive in a single lump sum on the date that Streaming & Studios pays bonuses/incentive payments to its other Senior Executive. (c) During the Base Salary Continuation period, Executive will continue to be eligible to participate in the Streaming & Studios Group Health Plan, the Streaming & Studios Health Care Flexible and Limited Purpose Spending Account programs, and the Health Savings Account, to the extent such health and welfare benefits are maintained in effect by Streaming & Studios for its executives. Notwithstanding the foregoing, Executive’s medical coverage under the Streaming & Studios Health Plan will be affected when Executive or his covered dependent is eligible (or becomes eligible) for Medicare and, if applicable, immediate steps should be taken to enroll in Medicare Part A & B. The Streaming & Studios Group Health Plan assumes Executive is enrolled in Medicare Part A & B and Medicare is Executive’s primary payor. For the avoidance of any doubt, during the Base Salary Continuation period, Executive will not be eligible to participate in Streaming & Studios’ disability programs. Executive’s ability to contribute to the Streaming & Studios 401(k) Savings Plan and to participate in the other qualified and non-qualified retirement plans of Streaming & Studios will end on Executive’s termination date or such earlier date on which Executive ceases to provide active services to Streaming & Studios, in each case, as required under the terms of the applicable plan document or applicable law. Executive shall not be entitled to any additional awards or grants under any stock option, restricted stock, RSUs or other stock-based incentive plan. Notwithstanding the foregoing, if Executive becomes eligible by reason of his

13 employment by or provision of services to a third party to participate in such third party’s comparable medical or dental insurance, or life insurance program, Executive agrees to give timely notice of such eligibility to Streaming & Studios and to provide such limited information concerning Executive’s eligibility as may be reasonably needed to coordinate benefits between the two programs in accordance with the coordination of benefits provisions in those programs. Executive agrees that upon his eligibility for comparable medical, dental, or life insurance programs, Executive will seek any such coverages offered by such third party and that the benefits and coverages provided by Streaming & Studios hereunder will terminate upon the effective date of the coverage provided by such third party. 3. Streaming & Studios agrees that if, at the time the Term of Employment is terminated not for Cause, or Executive terminates the Term of Employment for Good Reason, and Streaming & Studios has a standard severance policy in effect that would be applicable in the absence of this Agreement (i.e., applicable to the circumstances surrounding the termination) and that would result in Executive receiving a sum greater than the Severance Payment, Executive shall receive whichever is the greater of the two payments; provided, that if (i) the standard severance policy would provide for a sum greater than the Severance Payment, and (ii) the payment schedule under the severance policy is different from the payment schedules for the Severance Payment and would result in an impermissible acceleration or delay in payment in violation of the time and manner of payment requirements of Code Section 409A, then the payment schedule provided in Streaming & Studios’ standard severance policy shall apply only to the portion of the amount payable under the standard severance policy that exceeds the Severance Payment. For the avoidance of doubt, in no event shall the Severance Payment exceed twenty-four (24) months of Base Salary Continuation. 4. If Executive terminates the Term of Employment before it has expired for a reason other than one or more of those stated in Section IV(D)(1) hereof, it shall be deemed a material breach of this Agreement. Executive agrees that, in

14 that event, in addition to any other rights and remedies which Streaming & Studios may have as a result of such breach, he shall forfeit all rights to be compensated for any remaining portion of his Base Salary, Severance Payment and/or bonus/incentive payment that may otherwise be due under this Agreement, pursuant to other Streaming & Studios plans or policies, or otherwise, except for Accrued Benefits or as may be required by law. Notwithstanding the foregoing, if Executive gives at least six (6) months advance written notice of his intention to terminate the Term of Employment before it has expired for a reason other than one or more of those stated in Section IV(D)(1) hereof, then the sole consequence thereof will be that Executive will forfeit the aforesaid financial entitlements. E. Nonrenewal Non-Competition Payment. In the event Executive and Streaming & Studios do not enter into an agreement to extend the Term of Employment for an additional term (other than as a result of the circumstances set forth in the last sentence of this Section IV(E)), this Agreement and the Term of Employment shall expire and Executive’s employment with Streaming & Studios shall terminate on the End Date. If Executive’s employment with Streaming & Studios is terminated upon the expiration of the Term of Employment, Streaming & Studios shall pay Executive the Accrued Benefits and any earned but unpaid Annual Bonus payable to Executive under the Annual Plan if Executive is employed through December 31, 2030. In addition, in consideration of Streaming & Studios’ rights and benefits under Section VI, commencing on the Release Effective Date, Streaming & Studios shall pay Executive an amount equal to the sum of (x) his Base Salary plus (y) the Annual Bonus at Target under Section III(B) for a period of twelve (12) months beginning on Executive’s termination date, except that the first installment payment shall include any installments that would have been payable between the date of termination and the Release Effective Date had the release requirement under Section (IV)(F) hereof been satisfied on the date of termination (the “Nonrenewal Non-Competition Payment”). Except as provided in this Section IV(E) with respect to the first installment payment, the Nonrenewal Non-Competition Payment shall be paid in substantially equal increments on regular Streaming & Studios paydays, less required deductions and withholdings, until the balance is paid in full.

15 Notwithstanding anything to the contrary herein, if Streaming & Studios makes a renewal offer to Executive to extend the Term of Employment that (i) provides for compensation that is substantially comparable in the aggregate to the compensation provided under this Agreement (excluding any one-time or non-recurring compensation) and (ii) does not result in a material diminution of Executive’s responsibilities in effect as of one hundred twenty (120) days prior to the end of the Term of Employment, and Executive and Streaming & Studios do not agree to extend the Term of Employment for an additional term, Executive shall not be eligible for any Severance Payment or Nonrenewal Noncompetition Payment from Studios & Streaming but shall be eligible for the Modified Nonrenewal Non-Competition Payment set forth in Section VI(G). F. Release Requirement. No Severance Payment, Nonrenewal Non- Competition Payment or Modified Nonrenewal Non-Competition Payment, as applicable, shall be provided to Executive if Executive fails to sign a general release of claims substantially in the form attached hereto as Exhibit 1 (which may include any additional updates as Streaming & Studios may determine to be necessary or advisable to comply with applicable law). Such release must be executed and become effective after the termination date and within the review period (including any applicable revocation period) designated in the general release (the “Release Effective Date”). Notwithstanding the foregoing, if payment of the Severance Payment, Nonrenewal Non-Competition Payment or Modified Nonrenewal Non-Competition Payment, as applicable, could commence in more than one taxable year based on when the Release Effective Date occurs, then any such payments that would have been made during the calendar year in which Executive’s employment terminates shall instead be withheld and paid on the first payroll date in the calendar year immediately after the calendar year in which Executive’s employment terminates, with all remaining payments to be made as if no such delay had occurred. No Severance Payment, Nonrenewal Non-Competition Payment or Modified Nonrenewal Non-Competition Payment, as applicable shall be provided if Executive violates Section VI hereof, in which case any Severance Payment, Nonrenewal Non- Competition Payment or Modified Nonrenewal Non-Competition Payment, as applicable, shall cease, and Steaming & Studios may seek forfeiture of Severance Payment, Nonrenewal Non-

16 Competition Payment or Modified Nonrenewal Non-Competition Payment already made. G. Right To Offset. In the event that Executive secures employment or any consulting or contractor or business arrangement for services he performs during the period that any payment from Streaming & Studios is continuing or due under Section IV(D) or Section IV(E) hereof, Executive shall have the obligation to timely notify Streaming & Studios of the source and amount of payment (“Offset Income”). Streaming & Studios shall have the right to reduce the Severance Payment, Nonrenewal Non-Competition Payment or Modified Nonrenewal Non-Competition Payment by the Offset Income. Executive acknowledges and agrees that any non-contingent deferred compensation for his services from another source that are performed while receiving Severance Payments, Nonrenewal Non-Competition Payments or Modified Nonrenewal Non-Competition Payments from Streaming & Studios will be treated as Offset Income (regardless of when Executive chooses to receive such compensation). In addition, to the extent that Executive’s compensation arrangement for the services include elements that are required to be paid later in the term of the arrangement (e.g., bonus or other payments that are earned in full or part based on performance or service requirements for the period during which the Severance Payment, Nonrenewal Non-Competition Payment or Modified Nonrenewal Non- Competition Payment is made), Streaming & Studios may calculate the Offset Income by annualizing or by using any other reasonable methodology to attribute the later payments to the applicable period of the Severance Payment, Nonrenewal Non- Competition Payment or Modified Nonrenewal Non-Competition Payment. Executive agrees to provide Streaming & Studios with information sufficient to determine the calculation of the Offset Income, including compensation excerpts of any employment agreement or other contract for services, Form W-2s, and any other documentation that Streaming & Studios reasonably may require, and that failure to provide timely notice to Streaming & Studios of Offset Income or to respond to inquiries from Streaming & Studios regarding any such Offset Income shall be deemed a material breach of this Agreement. Executive also agrees that Streaming & Studios shall have the right to inquire of third-party individuals and entities regarding potential Offset Income and to inform such

17 parties of Streaming & Studios’ right of offset under this Agreement with Executive. Accordingly, Executive agrees that, no further Severance Payment, Nonrenewal Non-Competition Payment or Modified Nonrenewal Non-Competition Payment from Streaming & Studios will be made until or unless this breach is cured, all payments from Streaming & Studios already made to Executive, during the time he failed to disclose his Offset Income, shall be forfeited and must be returned to Streaming & Studios upon its demand, up to the amount of Offset Income attributable to such period. Any offsets made by Streaming & Studios pursuant to this Section IV(G) shall be made at the same time and in the same amount as a Severance Payment, Nonrenewal Non-Competition Payment or Modified Nonrenewal Non-Competition Payment amount is otherwise payable (applying the Offset Income to Streaming & Studios’ payments in the order each are paid) so as not to accelerate or delay the payment of any Severance Payment, Nonrenewal Non-Competition Payment or Modified Nonrenewal Non-Competition Payment installment. H. Mitigation. In the event of Executive’s termination of employment pursuant to Section IV(D) or Section IV(E) herein in circumstances that do not constitute a retirement with the consent of the Compensation Committee, and during the period that any payment from Streaming & Studios is continuing or due under Section IV(D) or Section IV(E), Executive shall be under a continuing obligation to seek other employment, including taking all reasonable steps to identify and apply for any comparable, available jobs for which Executive is qualified in the New York Metropolitan area. At Streaming & Studios’ request, Executive may be required to furnish to Streaming & Studios proof that Executive has engaged in efforts consistent with this paragraph, and Executive agrees to comply with any such request. Executive further agrees that Streaming & Studios may follow-up with reasonable inquiries to third parties to confirm Executive’s mitigation efforts. Should Streaming & Studios determine in good faith that Executive failed to take reasonable steps to secure alternative employment consistent with this paragraph, Streaming & Studios shall be entitled to cease any payments due to Executive pursuant to Section IV(D)(2) or Section IV(E) following notice to Executive with a ten (10) day opportunity to cure.

18 V. CONFIDENTIAL INFORMATION A. As a condition of employment, Executive is required to sign and comply with the Confidential Information and Assignment of Inventions Agreement, attached hereto as Exhibit 2 (“Confidentiality and IP Agreement”) and incorporated herein by reference. B. In the event that Executive is compelled, pursuant to a subpoena or other order of a court or other body having jurisdiction over such matter, to produce any information relevant to Streaming & Studios, whether confidential or not, Executive agrees to provide Streaming & Studios with such written notice of this subpoena or order within three (3) business days of receiving it so that Streaming & Studios may timely move to quash if appropriate unless such notice to Streaming & Studios is prohibited by law or procedure. To the extent this Section V(B) conflicts with the Confidentiality and IP Agreement, this Section shall control. Executive also agrees to cooperate with Streaming & Studios in any legal action for which Executive’s participation is needed. Streaming & Studios agrees to try to schedule all such meetings so that they do not unduly interfere with Executive’s pursuits after Executive is no longer in Streaming & Studios’ employ. VI. RESTRICTIVE COVENANTS A. Executive covenants that during the Term of Employment and, for a period of twelve (12) months after the conclusion thereof (the “Restricted Period”), he shall not, directly or indirectly, on his own behalf or on behalf of any entity or individual, engage in any business activities involving nonfiction, scripted, sports, lifestyle, news, interactive games, or general entertainment television programming or content (whether in free to air, digital, streaming, film, or any other distribution method and including the use of such content to generate interactive consumer experiences or other similar content-based arrangements with franchisees/licensees) within the Restricted Territory (“Competitive Services”). The Restricted Territory is the United States and any other country for which Executive had management responsibilities (e.g., supervised employees located in that country or was involved in business or programming operations in that country) at any time during the three (3) years prior to Executive’s separation from employment. This provision shall not prevent Executive from owning stock in any publicly-traded company; provided, that, Executive’s

19 ownership is equal to or less than three percent (3%) of such entity’s outstanding stock. Executive agrees that this Section VI(A) is a material part of this Agreement, breach of which will cause Streaming & Studios irreparable harm and damages, the loss of which cannot be adequately compensated at law. In the event that the provisions of this paragraph should ever be deemed to exceed the limitations permitted by applicable laws, Executive and Streaming & Studios agree that such provisions shall be reformed to the maximum limitations permitted by the applicable laws. B. If Executive wishes to pursue Competitive Services during the Restricted Period and to obtain the written consent of Streaming & Studios before doing so, Executive may request consent from Streaming & Studios by providing written evidence, including assurances from Executive and his potential employer, that the fulfillment of Executive’s duties in such proposed work or activity would not involve any use, disclosure, or reliance upon the confidential information or trade secrets of Streaming & Studios, and Streaming & Studios shall consider the request promptly and in good faith. In the event that Executive wishes to consider an opportunity outside Streaming & Studios at the end of the natural expiration of the Term of Employment, Executive may request that Streaming & Studios review the opportunity and Streaming & Studios shall consider any such request promptly and in good faith. C. During Executive’s employment and for a period of eighteen (18) months following the conclusion of Executive’s employment with Streaming & Studios, Executive covenants that he will not directly or indirectly solicit, recruit, interfere with or otherwise attempt to entice, any employees of Streaming & Studios or any of its Affiliates to leave their employment with Streaming & Studios or such Affiliate. D. During Executive’s employment and for an eighteen (18) month period following the conclusion of Executive’s employment with Streaming & Studios, Executive covenants that he will not directly or indirectly solicit, recruit, interfere with or otherwise attempt to entice, solicit, induce or encourage any vendor, producer, independent contractor, or business partner to terminate its business relationship with Streaming & Studios or its Affiliates. E. During the period Executive is employed by Streaming & Studios, Executive covenants and agrees not to engage in any other business activities whatsoever, or to directly or indirectly render

20 services of a business, commercial or professional nature to any other business entity or organization, regardless of whether Executive is compensated for these services, unless Executive obtains the prior written consent of the Chief Executive Officer of Streaming & Studios. F. Throughout the period that Executive is an employee of Streaming & Studios, Executive agrees to disclose to Streaming & Studios any direct investments (i.e., any investment in which Executive has made the decision to invest in a particular company) he has in a company that is a competitor of Streaming & Studios or its Affiliates (“Competitor”) or that Streaming & Studios or its Affiliates is doing business with during the Term of Employment (“Partner”), if such direct investments result in Executive or Executive’s immediate family members, and/or a trust established by Executive or Executive’s immediate family members, owning three (3) percent or more of such a Competitor or Partner. This Section VI(F) shall not prohibit Executive, however, from making passive investments (i.e., in a particular mutual fund or similar entity where Executive does not make the decision to invest the assets of the mutual fund, even if such entity, in turn, invests in such a Competitor or Partner). Regardless of the nature of Executive’s investments, Executive herein agrees that his investments may not materially interfere with Executive’s obligations and ability to provide services under this Agreement. G. If the Term of Employment is not extended for an additional term as a result of the circumstances set forth in the last sentence of Section IV(E), commencing on the Release Effective Date, Streaming & Studios shall pay Executive an amount equal to 50% of Executive’s Base Salary for the Restricted Period (the “Modified Nonrenewal Non-Competition Payment”). The Modified Nonrenewal Non-Competition Payment shall be paid in substantially equal increments on regular Streaming & Studios paydays (less required deductions and withholdings), except that the first installment payment shall also provide any installments that would have been payable between the date of termination and the Release Effective Date had the release requirement under Section (IV)(F) been satisfied on the date of termination (less required deductions and withholdings), until the balance is paid in full, provided that Executive complies with the provisions of this Section VI. For the avoidance of doubt, the Modified Nonrenewal Non-Competition Payment is intended to be paid in circumstances

21 in which Executive is not eligible for the Severance Payment or the Nonrenewal Non-Competition Payment. H. Executive agrees that Executive will comply with the provisions of the Confidentiality and IP Agreement relating to Streaming & Studios property including that prior to the conclusion of Executive’s employment with Streaming & Studios, Executive agrees not to delete any Streaming & Studios information from hard copy or electronic files, including any company information stored on a personal mobile device that Executive may use for work purposes, and Executive shall return all Streaming & Studios property and materials, including equipment, such as laptop computers and mobile devices, and documentation, such as files (including originals and copies), notes, e-mail accounts and computer hardware with all Streaming & Studios information intact. I. In the event that Executive violates any provision of this Section VI, in addition to any injunctive relief and damages to which Executive acknowledges Streaming & Studios would be entitled, all Severance Payments, Nonrenewal Non-Competition Payments or Modified Nonrenewal Non-Competition Payments to Executive, if any, shall cease, and Streaming & Studios may seek forfeiture of Severance Payment, Nonrenewal Non-Competition Payment or Modified Nonrenewal Non-Competition Payment already made. J. Nothing in this Section VI will restrict Executive from the right to practice law (including in an in-house legal role) following the termination of his employment with Streaming & Studios. VII. ARBITRATION A. Submission To Arbitration. Streaming & Studios and Executive agree to submit to arbitration all claims, disputes, issues or controversies between Streaming & Studios and Executive or between Executive and other employees of Streaming & Studios or its Affiliates (collectively “Claims”) directly or indirectly relating to or arising out of Executive’s employment with Streaming & Studios or the termination of such employment including Claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security

22 Act, and any Claim arising under any similar federal, state or local law, statute, regulation or common law doctrine or out of this Agreement, and any claim or dispute arising out of or relating to Exhibit 2. B. Use Of AAA; Choice of Law. All Claims for arbitration shall be presented to the American Arbitration Association (“AAA”) in accordance with its applicable rules (“Rules”). The seat or place of arbitration shall be New York, New York. The arbitrator(s) shall be directed to apply the substantive law of federal and state courts sitting in New York, without regard to conflict of law principles. Any arbitration pursuant to this Agreement shall be deemed an arbitration proceeding subject to the Federal Arbitration Act. C. Binding Effect. Arbitration shall be binding and shall afford parties the same options for damage awards as would be available in court. Executive and Streaming & Studios agree that discovery shall be allowed, and all discovery disputes shall be decided, exclusively by arbitration in accordance with the Rules. D. Damages and Costs. Any damages shall be awarded only in accord with applicable law. The arbitrator may only order reinstatement of Executive if money damages are insufficient. The parties shall bear in equal shares all fees and expenses of arbitration. However, each party shall bear the expense of its own counsel, experts, witnesses and preparation and presentation of proof. VIII. CONTROLLING LAW AND ADDITIONAL COVENANTS A. The validity and construction of this Agreement or any of its provisions shall be determined under the laws of the State of New York. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity and enforceability of the other provisions. B. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated. The section headings of this Agreement are for convenience only and shall not in any way affect the interpretation of any section hereof or of the Agreement itself. Any provision of this Agreement which refers to the words

23 “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation.” C. Executive warrants that (1) his employment under this Agreement will not violate or conflict in any way with any other contract or agreement to which Executive is bound; (2) Executive will do nothing on behalf of Streaming & Studios that violates or conflicts with any such contract or agreement; and (3) Executive will indemnify Streaming & Studios for any liability, damages, costs, or attorneys’ fees that Streaming & Studios suffers as a result of any such violation or conflict. D. Executive expressly acknowledges that Streaming & Studios has advised Executive to consult with independent legal counsel of his choosing prior to Executive’s signing this Agreement to review and explain to Executive the legal effect of the terms and conditions of this Agreement. E. Without limiting anything to the contrary in this Agreement, Executive agrees not to disclose the terms hereof to any person or entity, other than Executive’s attorneys, accountants, financial advisors, or members of Executive’s immediate family who need to know this information and agree to keep it confidential. F. This Agreement, together with its exhibits, supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment of Executive by Streaming & Studios, and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements have been made, orally or otherwise, by any party, or anyone acting on behalf of any party, that are not stated in this Agreement, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. Notwithstanding either of the foregoing sentences, or any other provision of this Agreement, this Agreement shall not supersede, replace, invalidate or otherwise modify or affect any restrictive covenants in any previous, subsequent or other agreements or documents between Executive and Streaming & Studios, including, without limitation, any covenants regarding confidentiality, intellectual property, confidential and proprietary information, non-competition, non- solicitation of customers, non-solicitation or no hire of employees, and the like (collectively, “Other Restrictive Covenants”), and any

24 such Other Restrictive Covenants will remain in effect and Executive shall remain bound by such Other Restrictive Covenants. In addition, for the one-year period immediately following the Spinoff Effective Date, Executive shall continue to be bound by the covenants in Paragraph VI of the Prior Employment Agreement and WBD (or any successor or assignee of its rights under the Prior Employment Agreement, including, following the Spinoff, the standalone public company that includes WBD’s Global Networks division) shall continue to enjoy and enforce all of the rights and benefits under such covenants for the one-year period following the Spinoff Effective Date. For the avoidance of doubt, Executive’s services for Streaming & Studios shall not cause Executive to be in violation of such covenants under the Prior Employment Agreement. G. Any modifications to this Agreement shall be effective only if in writing and signed by both parties. H. Any payments to be made by Streaming & Studios hereunder shall be made subject to applicable law, including required deductions and withholdings. I. Any bonus incentive or equity compensation paid or provided to Executive, whether pursuant to this Agreement or otherwise, shall be subject to the terms and conditions of any clawback or recoupment policy as may be adopted from time to time by Streaming & Studios, including any such policy required to comply with applicable law or the listing standards of any national securities exchange. J. Section 409A of the Code. 1. It is intended that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding the foregoing, Streaming & Studios shall have no liability to Executive with regard to any failure to comply with Code Section 409A so long as Streaming & Studios has acted in good faith with regard to compliance therewith.

25 2. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment. 3. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment,” “separation” or like terms shall mean Separation from Service. 4. If Executive is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by Streaming & Studios from time to time, or if none, the default methodology, then: a. With regard to any payment, the providing of any benefit or any distribution of equity upon separation from service that constitutes “deferred compensation” subject to Code Section 409A, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death; and b. On the first day of the seventh month following the date of Executive’s Separation from Service or, if earlier, on the date of his death, (x) all payments delayed pursuant to this Section VIII(J)(4) (whether they would otherwise have been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal dates specified from them herein and (y) all distributions of equity

26 delayed pursuant to this Section VIII(J)(4) shall be made to Executive. 5. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred. 6. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of Streaming & Studios. K. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of Executive) and assigns. The rights or obligations under this Agreement may not be assigned or transferred by either party, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which Streaming & Studios is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of Streaming & Studios; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of Streaming & Studios and such assignee or transferee assumes the liabilities, obligations and duties of Streaming & Studios, as contained in this Agreement, either contractually or as a matter of law. Notwithstanding the foregoing, this Agreement may be assigned to any Affiliate of Streaming & Studios which employs Executive. To

27 the extent this Section conflicts with the Confidentiality and IP Agreement, this Section shall control. L. This Agreement may be executed with electronic signatures, in any number of counterparts. The electronically signed Agreement shall constitute one original agreement. Duplicates and electronically signed copies of this Agreement shall be effective and fully enforceable as of the date signed and sent. M. All notices and other communications to be made or otherwise given hereunder shall be in writing and shall be deemed to have been given when the same are (i) addressed to the other party at the mailing address or email address indicated below, and (ii) either: (a) personally delivered or mailed, registered or certified mail, first class postage prepaid return receipt requested, (b) delivered by a reputable private overnight courier service utilizing a written receipt or other written proof of delivery, to the applicable party, or (c) sent by electronic email. Any such notice sent in the manner set forth above by United States Mail shall be deemed to have been given and received three (3) days after it has been so deposited in the United States Mail, and any notice sent in any other manner provided above shall be deemed to be given when received. The substance of any such notice shall be deemed to have been fully acknowledged in the event of refusal of acceptance by the party to whom the notice is addressed. Until further notice given in according with the foregoing, the respective addresses and email addresses for the parties are as follows: If to Streaming & Studios: Warner Bros. Entertainment, Inc. 8403 Colesville Road Silver Spring, MD 20910-6331 Attention: Priya Aiyar Email: priya.aiyar@wbd.com

28 If to Executive At the home address then on file with Streaming & Studios. With a copy to: Daniel M. Wasser, Esq. Franklin Weinrib Rudell + Vassallo LLP 488 Madison Avenue New York, New York 10022 dwasser@fwrv.com [signature page follows]

In witness whereof, the parties have caused this Agreement to be duly executed as set forth below. EXECUTIVE: /s/ Bruce Campbell Bruce Campbell DATE: 07/27/2025 WARNER BROS. ENTERTAINMENT, INC.: /s/ Tara Smith Name: Tara Smith Title: Executive Vice President & Assistant Secretary DATE: 07/27/2025 [signature page to Employment Agreement]